Exhibit 10.1

ContraFect Corporation

28 Wells Avenue, Third Floor

Yonkers, New York 10701

March 21, 2016

Steven C. Gilman

Dear Dr. Gilman:

On behalf of ContraFect Corporation (the “Company”), we are pleased that you have agreed to serve as the Interim Chief Executive Officer (“Interim CEO”) of the Company, in addition to your continued service on the Company’s Board of Directors (the “Board”). Set forth below is a summary of our mutual agreement as to the terms of your service as Interim CEO.

You will be employed on a full-time basis as Interim CEO, with such customary responsibilities, duties and authority as are normally associated with such position, during the period commencing on March 21, 2016 (the “Start Date”) and ending on the earlier of (i) the date an individual is employed by the Company following the Start Date as its new Chief Executive Officer (the “New CEO”) and (ii) September 21, 2016. The term of your service as Interim CEO may be extended for a longer period of time upon mutual agreement between you and the Company. In consideration for your service as Interim CEO, you will receive a base salary at the rate of $525,000 per annum, paid in accordance with Company’s ordinary payroll practices. You will also receive a cash bonus equal to $131,250, which will be paid to you within 60 days following the earlier of (a) the date a New CEO is employed by the Company, subject to your continued employment through the day prior to such date, and (b) your completing six months of service as Interim CEO, whether or not the term of your service as Interim CEO is extended. As a Company employee, your wages for service as Interim CEO will be subject to tax withholdings required by law, and you will also be eligible to participate in all of the employee benefit plans and programs that the Company generally makes available to its regular full-time employees, including paid time off, vacation and/or paid sick leave programs, in accordance with the terms of such benefit plans and programs and applicable law.

In connection with your appointment as Interim CEO of the Company, you will receive a one-time grant of an option to purchase 75,000 shares of the Company’s common stock with a per share exercise price equal to the fair market value of the Company’s common stock on the date of grant (the “Option”). The Option will be issued under, and subject to the terms of, the Company’s 2014 Omnibus Incentive Plan and a separate stock option agreement. Subject to your continued service as Interim CEO on the applicable vesting date and the New CEO commencing employment with the Company, the Option will vest on the date that the New CEO commences employment with the Company as follows: (i) 75,000 shares underlying the Option will vest if a New CEO is approved by the Board within six months of the Start Date; (ii) 50,000 shares underlying the Option will vest if a New CEO is approved by the Board after six months but within nine months of the Start Date; and (iii) 25,000 shares underlying the Option will vest if a New CEO is approved by the Board after nine months but within twelve months of the Start Date. The vested portion of the Option will remain exercisable while you serve on the Board.

As a condition of employment, you will be required to sign and comply with the Company’s standard agreement governing the unauthorized use or disclosure of Company proprietary information, a copy of which is enclosed.

Please indicate your acceptance of and agreement to the foregoing terms by returning a countersigned copy of this letter to me. We look forward to your contributions to the success of the Company.

Sincerely,

Sol J Barer
Lead Independent Director

Accepted and agreed:

Steven C. Gilman